EXHIBIT 10 (ccc)

SECOND AMENDMENT

TO

OFFER LETTER

This Second Amendment to the Offer Letter by and between Churchill Downs Incorporated, a Kentucky corporation (the “Company”), and Steven P. Sexton (the “Employee” ) is made as of January 19, 2009 (this “Amendment”). Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Offer Letter (as defined below).

RECITALS

A. WHEREAS, the Company and Employee are parties to an offer letter, dated as of December 10, 2002 (the “Offer Letter”); and

B. WHEREAS, the Company and Employee desire to amend the Offer Letter to modify certain terms of the Employee’s employment with the Company.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto hereby agree as follows:

1. Section 1 of the Offer Letter, is hereby amended in its entirety to read as follows:

“Title: Executive Vice President of the Company and President and Chief Executive Officer of a newly formed, wholly-owned subsidiary of the Company, dedicated to the conception, development production and management of new racing and entertainment events.”

2. Section 4 of the Offer Letter is hereby amended in its entirety to read as follows:

“Base Compensation: $326,000.”

3. A new Section 12 is hereby added to the end of the Offer Letter to read as follows:

“Notwithstanding Section 10 above or any provision to the contrary, if Churchill Downs terminates your employment for any reason other than “Just cause” (as defined in Section 10 above) prior to August 1, 2011, Churchill Downs shall pay you a lump sum payment equal to two times your annual base salary (in effect immediately prior to your termination). The Company’s obligations hereunder are subject to your execution of a Churchill Downs’ standard release agreement within the minimum time period required under applicable state and federal laws, or if no such period, ten business days following the date of your termination and to the extent you have not revoked such release agreement within the time permitted under applicable law. Notwithstanding the foregoing and any provision to the contrary, in any case where the first and last days of the applicable release and non-revocability periods are in two separate tax years, to the extent necessary to avoid the imposition of any additional taxes under Section 409A, any payments required to be made to you under this letter shall be made in the later tax year, after the expiration of the full execution and revocation period permitted under applicable law. This payment shall be paid to you in a single cash sum as soon as practicable following the expiration of the applicable revocation period following the signing of the release, but in no event later than sixty (60) days following your termination date. If you are entitled to receive the payment provided in this paragraph, you will not be entitled to any severance benefit or payment provided in Section 10 of this letter or under any severance plan or policy of Churchill Downs or any of its subsidiaries (including but not limited to, the Churchill Downs Executive Severance Policy). For the avoidance of doubt, from and after August 1, 2011, the provisions of Section 10 of this letter and the Churchill Downs Executive Severance Policy, as may be amended, shall govern your termination of employment by Churchill Downs, subject to the terms and conditions of such Section 10 and policy.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

CHURCHILL DOWNS INCORPORATED

By:	/s/ CHARLES G. KENYON
Name:	CHARLES G. KENYON
Title:	VP HUMAN RESOURCES

EMPLOYEE

By:	/s/ Steven P. Sexton
Name:	Steven P. Sexton
Title:	President of Churchill Downs Racetrack

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